EXHIBIT (4)(f)



          FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

                         1999 AMENDED AND RESTATED
                   LONG TERM INCENTIVE PERFORMANCE PLAN

                           STOCK OPTION AGREEMENT


     This Agreement dated as of May 28, 1999 (the "Agreement") between First Union Real Estate Equity and Mortgage Investments (the "Trust") and
[           ] ("Executive").

     WHEREAS, under the terms of a certain Employment Agreement (the "Employment Agreement") dated November 2, 1998 (the "Effective Date") between the Trust and the Executive, the Board of Trustees and shareholders have authorized the granting to Executive of options to purchase shares of beneficial interest, $1.00 par value per share, of the Trust (the "Shares") pursuant to the Trust's 1999 Amended and Restated Long Term Incentive Performance Plan (the "Plan") and upon the terms and conditions hereinafter stated.

     WHEREAS, pursuant to the terms of the Employment Agreement,  Executive
is entitled to receive  options to  purchase in the  aggregate  [         ]
Shares, at a purchase price of $4.00 per share, in connection with the completion by the Trust of its Rights Offering, which has been completed as of the date hereof.

     NOW, THEREFORE, in consideration of the covenants set forth herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Shares and Price. The Trust grants to Executive, in accordance with the provisions of Section 4(c)(vi) of the Employment Agreement, the right to purchase, upon and subject to the terms and conditions herein stated and the terms and conditions of the
          Plan,  [          ] Shares,  at the  purchase  price of $4.00 per
          share (the "Share Option"). The purchase price for the exercise of the Share Option is subject to adjustment in accordance with the provisions of Section 4(c)(v) and 4(c)(vi) of the Employment Agreement. The purchase price for the exercise of the Share Option is payable in accordance with Paragraph 5 hereof.

     2. Term of the Share Option. The Share Option shall expire ten (10) years from the Effective Date, subject to the provisions of
          Section 4(c)(v) of the Employment Agreement.

     3.   Exercisability.   The  Share  Option  shall  be   exercisable  in
          accordance   with  the  provisions  of  Section  4(c)(v)  of  the
          Employment Agreement.

     4. Partial Exercise. Subject to the provisions hereof, the Share Option may be exercised in whole or in part in accordance with Paragraph 5 hereof at any time after becoming exercisable, but not later than the date the Share Option expires.

     5. Exercise and Payment of Exercise Price. The Share Option may be exercised by delivery to the Trust of a written notice of exercise, in form acceptable to the Trust, stating the number of Shares then being purchased hereunder and the delivery of payment of the exercise price in accordance with Section 7 of the Plan.

     6. Trust Call Option. With respect to certain of the Share Option, the Trust shall have the right to require the Executive to transfer such options to the Trust in the events and to the extent provided in Section 4(c)(v) of the Employment Agreement.

     7. ISO's. Any Share Options granted hereunder shall be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent possible under the Code, subject to Executive satisfying the applicable employment and holding period requirements under the Code.

     8. Transferability. The Share Option shall be subject to the restrictions on transfer set forth in Section 4(c)(v) of the Employment Agreement.

     9. No Rights as Stockholders. Executive shall have no rights as a stockholder with respect to the Shares covered by the Share Option until the date of the issuance of stock certificates representing the Shares acquired pursuant to the exercise of the Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued pursuant to the exercise of the Option.

     10. Modification and Termination. The rights of Executive with respect to the Share Option are subject to modification and termination in certain events as provided in the Employment Agreement and in the Plan.

     11. Shares Purchased for Investment. Executive represents and agrees that if Executive exercises the Share Option in whole or in part, Executive shall acquire the Shares upon such exercise for the purpose of investment and not with a view to their resale or distribution. The Trust reserves the right to include a legend on each certificate representing shares subject to the Share Option stating in effect that such Shares have not been registered under the Securities Act of 1933 (the "Act"), as amended, and may not be transferred without registration under the Act or an exemption therefrom.

     12. This Agreement Subject to Employment Agreement and Plan. Executive acknowledges that Executive has read and understands the Employment Agreement and the Plan. This Agreement is made subject to the provisions of the Employment Agreement and the Plan and is intended, and shall be interpreted in a manner, to comply therewith. Any provision hereof inconsistent with the Employment Agreement or the Plan shall be superseded and governed by the Employment Agreement or the Plan, respectively. In the event of a conflict between the provisions of the Employment
          Agreement  and  the  Plan,   the  provisions  of  the  Employment
          Agreement shall govern. The provisions of the Employment Agreement and Plan are incorporated herein by this reference.

     13. Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and shall be governed by the laws of the State of Ohio.

     14. Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, to the Trust at its corporate headquarters, and to the Executive at the last address maintained for such person in the records of the Trust, or to such other address as shall be furnished in writing by either party to the other party, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be.

     15. Notwithstanding anything contained in this Stock Option Agreement or the Plan to the contrary, this Agreement is made and executed by the Trust, a business trust organized under the laws of the State of Ohio, by its officer on behalf of the Trustees thereof, and none of the Trustees or any additional or successor Trustee hereafter appointed, or any beneficiary, officer, employee or agent of the Trust shall have any liability in his personal or individual capacity, but instead, all parties shall look solely to the property and assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed the Agreement effective as of the date first written above.

                                             FIRST UNION REAL ESTATE EQUITY
                                             AND MORTGAGE INVESTMENTS
                                             (the "Trust")



                                         By:
                                             -----------------------------
                                             William A. Ackman, Chairman



                                             ("Executive")




                                             -----------------------------
                                             Executive Name